Exhibit 4.2

DESCRIPTION OF SECURITIES REGISTERED
UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following is a summary of the rights of the common stock, par value $0.01 per share (“Common Stock”), of United Natural Foods, Inc. (the “Company,” “we,” “us,” or “our”), which is the only class of securities of the Company that is registered under Section 12 of the Securities Exchange Act of 1934. This description is based upon our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), Fifth Amended and Restated Bylaws (the “Bylaws”) and provisions of applicable law. We encourage you to read the Certificate of Incorporation and Bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”) for additional information.
GENERAL
Our authorized capital stock consists of (1) 100,000,000 shares of Common Stock and (2) 5,000,000 shares of preferred stock, par value of $0.01 per share (“Preferred Stock”), which may be issued from time to time in one or more series.
COMMON STOCK
Voting Rights
The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are not entitled to cumulate their votes.
Dividend Rights
Subject to any preferential dividend rights that may apply to shares of Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to declare dividends and only then at the times and in the amounts that our board of directors may determine.
No Preemptive or Similar Rights
Holders of our Common Stock are not entitled to preemptive or conversion rights and the Common Stock is not subject to redemption or sinking fund provisions.
Liquidation Rights
Upon dissolution or liquidation of the Company, holders of Common Stock will be entitled to receive all assets of the Company available for distribution to our stockholders, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights, if any, of any outstanding shares of Preferred Stock.
Listing
Our Common Stock is listed on the New York Stock Exchange under the symbol “UNFI.”

Limitations on Rights of Holders of Common Stock - Preferred Stock
Our board of directors is authorized, subject to limitations prescribed by our Certificate of Incorporation and Delaware law, without stockholder approval, to issue Preferred Stock in one or more series at any time or from time to time, and to fix the powers, designations, preferences and other rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors may authorize the issuance of Preferred Stock with voting or conversion rights and dividend or liquidation preferences. Any such issuance of Preferred Stock could adversely affect the voting power or other rights of the holders of our Common Stock or the likelihood that such holders would receive dividend payments or payments upon liquidation. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company.
Forum Selection
Our Bylaws provide that, unless the Company consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty by a director, officer, stockholder, employee or agent of the Company, (iii) any action asserting a claim against the Company or a director, officer, stockholder, employee or agent of the Company arising out of or relating to any provision of the DGCL, our Certificate of Incorporation or our Bylaws or (iv) any action asserting a claim against the Company or any director, officer, stockholder, employee or agent of the Company that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to this forum selection provision.
ANTI-TAKEOVER PROVISIONS
General
Certain provisions of our Certificate of Incorporation, our Bylaws and Delaware law may have the effect of impeding the acquisition of control of us. These provisions are designed to reduce, or have the effect of reducing, our vulnerability to unsolicited takeover attempts.
Delaware Takeover Statute
We are subject to the provisions of Section 203 of the DGCL. Section 203 prohibits Delaware corporations from engaging, under some circumstances, in a “business combination,” which includes certain mergers or sales of at least 10% of the corporation’s assets, with an “interested stockholder,” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or
•at or subsequent to the time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
An “interested stockholder” is generally defined to mean any person or entity that (i) is the owner of 15% or more of the corporation’s outstanding voting stock, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.
A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.
Stockholder Action by Written Consent
Our Certificate of Incorporation and Bylaws do not permit our stockholders to take action by written consent, and, as a result, stockholders can only take action at annual or special meetings of our stockholders.
Board of Directors Vacancies
Our Certificate of Incorporation and Bylaws authorize only our board of directors, and not our stockholders, to fill vacant directorships. These provisions could prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations. To be timely, advance notice generally must be received by the Company no later than 120 days nor earlier than 150 days before the anniversary date of the immediately preceding annual meeting. The stockholder’s submission must include certain specified information concerning the proposal or director nominee and the stockholder, including such stockholder’s ownership of our common stock, as described in more detail in our Bylaws. Any nomination of candidates for election as a director by a stockholder must comply with the requirements of Rule 14a-19 under the Exchange Act. These provisions may deter our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.
Authorized but Unissued Shares; Undesignated Preferred Stock
The authorized but unissued shares of our Common Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, our board of directors may issue, without stockholder approval, up to 5,000,000 shares of Preferred Stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of Common Stock or Preferred Stock enables our board of directors to make more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.